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                 ENHANCED GUARANTEED MINIMUM DEATH BENEFIT RIDER

General

This Rider is made part of the Group Contract/Certificate to which it is attached and is subject to all of the applicable provisions in the Certificate. It provides an additional benefit, the "Enhanced Guaranteed Minimum Death Benefit" in the event of the death of the Covered Person prior to the Income Date. The Covered Person is the person whose death causes the death benefit to be paid.

Definitions

Highest Anniversary Value: The Highest Anniversary Value is equal to the greatest anniversary value attained from the following:

Upon our receipt of proof of death, we calculate an anniversary value for each Certificate Anniversary before the Owner's death excluding, however, Certificate Anniversaries that come after the Owner attains the age shown in the Schedule. An anniversary value is equal to the Account Value on a Certificate Anniversary, increased by the dollar amount of any purchase payments made since that Certificate Anniversary and reduced for any withdrawals (including any associated surrender charge and Market Value Adjustment incurred) taken since that Certificate Anniversary. The reduction will be made in proportion to the reduction in the Account Value that results from a withdrawal.

Enhanced Guaranteed Minimum Death Benefit

If this Rider is in force and the Covered Person dies before the Income Date, the definition of Highest Anniversary Value in this Rider replaces the definition of Highest Anniversary Value in the Certificate Schedule. The amount of the benefit is determined on the Valuation Date we receive proof of death.

Payment of Enhanced Guaranteed Minimum Death Benefit

The Earnings Enhancement Death Benefit will be paid to the person or persons entitled to receive the death benefit according to the Contract upon receipt of written proof of death.

Charge for this Rider

The charge for this Rider is calculated as a percentage of the Account Value on the date of deduction. On the Certificate Date, and on each corresponding monthly date thereafter (or the next following Valuation Date if that day is not a Valuation Date), the charge is deducted in proportion to the Sub-Accounts in which you are invested. The maximum charge for this Rider is shown in the Certificate Schedule.

Effective Date

The Effective Date of this Rider is the Certificate Date of the Certificate to which it is attached.


Certificate Continuation Option

If the Certificate is being continued by the deceased Owner's spouse pursuant to the Certificate Continuation Option, he or she may also elect to continue this Rider by notifying our Customer Service Center within 30 days of the Valuation Date we receive proof of the Owner's death. If elected by the new Owner, this Rider shall continue according to its terms and conditions, subject to our then existing rules on eligibility and the following conditions:

1. For the purposes of the "Effective Date" provision in this Rider, the Effective Date will be the Valuation Date that the new Owner elects to continue this Rider.

2. The charge for this Rider will be that which is then in effect for the new Owner's attained age.

3. For the purposes of determining the Highest Anniversary Value, it is initially set equal to the Account Value on the Valuation Date that the new Owner elects to continue this Rider.

4.   The  calculation  of  the  Highest   Anniversary  Value  will  exclude  all
     anniversary values for Certificate Anniversaries prior to the date the surviving spouse becomes the new Owner.

Termination

This Rider will terminate on the date of the first to occur of the following events:

1. The Certificate is surrendered or the entire Account Value is applied under an income plan; and

2. The date of death of the Covered Person if (a) there is no spouse eligible to continue the Certificate Continuation Option, or (b) an eligible spouse chooses not to continue the Certificate under that Option.

You cannot otherwise terminate this Rider.


Terms

All of the terms used in this Rider have the same meanings as in the Group Contract and Certificate unless otherwise clearly indicated in this Rider.



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                                              President & CEO

DVA-C-EGMDB-2001